Exhibit 99.1

PwC Sells BPO International Operations to Exult for $17 Million

Monday June 9, 2003

Exult Gains Blue Chip Clients, International Capability And Expands HR-Led BPO Dominance in Serving the Global 500

IRVINE, Calif., June 9 /PRNewswire-FirstCall/ — Exult, Inc. (Nasdaq: EXLT—News), the leading provider of HR-led Business Process Outsourcing (BPO) for Global 500 companies, has expanded its global operations by acquiring PricewaterhouseCoopers international BPO operations for $17 million.

The acquired business includes blue chip client contracts with remaining terms of two to six years and aggregate revenue run rate of approximately $25 million per year. Total scheduled revenue over the remaining terms of these contracts is approximately $100 million, and could be increased through extension and expansion of the client relationships. The acquisition is expected to be accretive to Exult’s earnings per share beginning in 2004, and neutral for the remainder of 2003.

BPO visionary and Exult founder, Chairman and CEO Jim Madden announced, “This acquisition marks an important milestone in the evolution of Exult. We pioneered the market for integrated outsourcing of human resources business processes for Global 500 companies, and we are now extending our market leadership by adding significantly to our geographic scope and service capabilities. In the June 3, 2003, Gartner Dataquest Alert, Gartner predicts that supplier BPO revenues will grow to $173 billion in 2007, and we believe that much of this growth will occur in the international marketplace. This acquisition positions us to capitalize on this growth by giving us international expertise in HR BPO and affinity finance and accounting processes, a group of deeply experienced multilingual outsourcing professionals, and an expanded multinational infrastructure. We intend to continue our leadership of this growing market for multinational HR-led BPO.”

As part of this acquisition, Exult will gain Standard Chartered Bank, Equifax (U.K.), Safeway (U.K.), Tibbett & Britten, Grupo Algar and other clients, bringing its list of blue chip BPO clients to 15, employees under management to half a million, annual payroll volume to $19 billion, and annual accounts payable volume to $35 billion. Through this transaction, Exult will add approximately 500 PwC BPO employees, including a wealth of multilingual professionals, cross border finance and accounting skills and years of BPO operations expertise. The transaction will also add large-scale retail to the industry groups served by Exult, and will substantially expand Exult’s geographic coverage to include multi-process service centers in South America and the U.K., along with a presence in Eastern Europe, Western Europe, Hong Kong and Singapore. The acquisition includes proprietary procurement methodologies, several knowledge bases, tools and domain names that will help strengthen Exult’s international profile and capabilities. PwC had built one of the most prominent global BPO businesses before regulatory issues prompted divestiture through a series of steps including this transaction. PwC now retains only a single international BPO contract.

Richard Smith, PwC BPO global leader, said “BPO has been a strategic service line within PwC for several years, and the business has gained recognition as a leader in the BPO market. However, the demands of the regulatory environment have caused PwC to divest this business. We have selected Exult as the best choice to serve our key clients, and we know they will provide an excellent home for the clients and staff in the business. We plan to partner with Exult to ensure the success of the transition.”

“This acquisition confirms the growing importance of global delivery capabilities in BPO, especially to serve the Global 500 market,” said Rebecca Scholl, Senior Analyst BPO, Gartner. Scholl recently co-authored a research report entitled, BPO: Climbing the Learning Curve.

Conference Call with Management

Jim Madden, founder, Chairman and CEO, John Adams, Chief Financial Officer, and Kevin Campbell, President and Chief Operating Officer, will host a conference call for investors at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) tomorrow, June 10, 2003.

To participate in the call:

•	Please dial (800) 406-5356 for toll-free access in North America

•	Please dial (913) 981-5572 for access internationally

•	When prompted, use confirmation code 621430

Internet Access: This conference call will also be broadcast live over the Internet and can be accessed by all interested parties from the homepage of Exult’s website at www.exult.net. To listen to the live call, please go to the Exult website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Replay Information & Webcast Archive: For those unable to participate in the call at this time, a telephone replay will be made available beginning on June 10, 2003 at 12:00 p.m. ET through June 14, 2003 at 1:00 a.m. ET. To access the replay, call (888) 203-1112 or (719) 457-0820 and enter passcode 621430 at the prompt. A replay of the call will also be archived on Exult’s website until June 14, 2003.

About Exult

Exult, Inc. (Nasdaq: EXLT—News) is the market leader in HR-led business process outsourcing for Global 500 corporations, with headquarters in Irvine, California, and client service centers in the U.S., Canada, Europe and India. Through its proprietary Exult Service Delivery Model(SM), Exult offers comprehensive, scalable process management solutions designed to manage clients’ entire human resource departments. Exult uses its HR process expertise, MultiDelivery(SM) shared client service centers, expert HR consulting capabilities and its myHR(SM) web-enabled applications to help Global 500 corporations enhance human capital productivity, reduce costs, streamline processes and provide superior HR services to their employees. For more information, visit www.exult.net.

Statements in this release or the conference call referenced herein about the revenues associated with acquired contracts, client relationship expansion, the effect of the acquisition on Exult’s financial results, enhancement of Exult’s capabilities and competitiveness, and service volumes are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Exult must integrate the acquired business, operate on a significantly increased scale, and work with new legal and regulatory requirements and financial and operational complexities associated with international expansion. This imposes expense and management challenges. Further, Exult must meet performance standards, and client contracts permit reduction or early termination of the relationship under various circumstances. More information about Exult’s risks is available in Exult’s annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors.”

For further information please contact: Investor Relations, John Adams, Chief Financial Officer, +1-949-856-8841, john.adams@exult.net, or Peter Hargittay, Investor Relations, +1-949-856-8864, peter.hargittay@exult.net, or Media Relations, Alexandra Gallo, Global Communications, +1-949-856-8638, alexandra.gallo@exult.net, all of Exult, Inc.; or Julie Harwood, Corporate Media Relations of PricewaterhouseCoopers, 07711 109934, julie.harwood@uk.pwc.com.

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